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                                                                       EXHIBIT 5

                                                                [Draft of [____]
                                                                February, 2000]


AsiaInfo Holdings, Inc.
4/th/ Floor, Ligong Science & Technology Tower
11 Bashiqiao Road, Haidian District
Beijing 100081, China


Ladies and Gentlemen:

AsiaInfo Holdings, Inc.

We are counsel to AsiaInfo Holdings, Inc., a Delaware corporation (the "Company"), and have represented the Company in connection with the preparation and filing with the Securities and Exchange Commission of the Company's Registration Statement on Form S-1, including all amendments or supplements thereto ("Form S-1"). The Form S-1 relates to an underwritten public offering of an aggregate of up to [___] shares of the Company's common stock, par value $0.01 per share (the "Common Stock"), including [___] shares of Common Stock that may be sold pursuant to the exercise of an over-allotment option (the "Shares"). The Shares are to be sold by the Company to certain underwriters (the "Underwriters") represented by Morgan Stanley Dean Witter & Co. Incorporated, Deutsche Bank Securities Inc. and Donaldson, Lufkin & Jenrette Securities Corporation pursuant to an Underwriting Agreement substantially in the form filed as Exhibit 1.1. to the Form S-1.

For the purposes of this opinion, we have reviewed the corporate proceedings of the Board of Directors of the Company with respect to the authorization and issuance of the Shares. We have also examined originals or copies, certified or otherwise or otherwise authenticated to our satisfaction, of all corporate records, documents, agreements, memoranda or other instruments of the Company and have made all investigations of law and have discussed with the Company's officers all questions of fact as in our judgement are necessary or appropriate to enable us to render the opinion expressed below.
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In giving this opinion we have relied upon the following assumptions, which we have not independently verified:

(i) Copy documents or drafts of documents provided to us are true and complete copies of, or in the final forms of, the originals;

(ii)   The genuineness of all signatures and seals; and

(iii) There is no contractual or other prohibition (other than as may arise by virtue of the laws of the State of Delaware) binding on the Company or on any other party prohibiting it from entering into and performing its obligations.

Based upon the foregoing and subject to the qualifications set forth above and having regard to such legal considerations as we deem relevant, we are of the opinion that the issuance and sale of the Shares has been duly and validly authorized and that the Shares, when sold in the manner contemplated by the Underwriting Agreement, and upon receipt by the Company of payment therefor as provided in the Underwriting Agreement, will be validly issued, fully paid and non-assessable.

We hereby consent to filing of this opinion as Exhibit 5 to the Form S-1 and to the reference to our firm under the heading "Legal Matters" in the Prospectus included in the Form S-1.

Very truly yours,



Clifford Chance Rogers & Wells LLP

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